Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

Table of Contents

1.	Purpose	3
2.	Scope	3
3.	Responsibility	4
4.	Definitions	4
5.	Policy	8
6.	Trading Windows and Blackout Periods	11
7	Preclearance Requirements	12
8	Rule 10B5-1 Plans	13
9	Compliance and Consequences of Non-Compliance	15
10	Document Revision History	16
11	Document(s) Replaced	16
12	Appendices	16

Page 1 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

1. Purpose

This Insider Trading Policy (the “Policy”) is intended to provide guidelines for the handling of confidential information and to promote compliance by all directors, officers, employees, consultants, contractors and temporary staff of the Company (as defined below), and any others specially designated by the General Counsel of the Company (collectively, “Covered Persons”) as well as their Family Members and Controlled Entities, with insider trading laws in the United States, the rules and regulations of the Securities Exchange Commission (the “SEC”), and Nasdaq Stock Market (the “Nasdaq”) governing insider dealing or Transactions in NovaBridge Biosciences and its subsidiaries and affiliated entities (collectively, the “Company”) Securities. This Policy is designed to prevent:

▪ actual or potential conflicts of interest and the appearance of conflicts of interest or impropriety arising from Transactions in Company Securities or Tipping;

▪ Transactions in Company Securities while in possession of material non-public information (“Material Non-Public Information” or “MNPI”) that may violate or appear to violate the insider trading or insider dealing laws and requirements described above; and

▪ unauthorized disclosure or Tipping of MNPI to others.

2. Scope

2.1. Under this Policy, all Covered Persons:

▪ Are prohibited from Transactions in Company Securities when they possess MNPI concerning the Company or its securities and during specified Blackout Periods;

▪ Are prohibited from unauthorized disclosure or Tipping of MNPI to others; and

▪ Should avoid actual or potential conflicts of interest, or the appearance of conflicts of interest, arising from their Transactions in Company Securities.

2.2. For Covered Persons listed in Schedule I (together with their Family Members and Controlled Entities of such person, collectively, “Senior Covered Persons”), Transactions in Company Securities must occur in accordance with the pre-clearance requirements in Section 7 before trading or dealing in Company Securities.

2.3. The Policy applies to all Transactions in Company Securities by Covered Persons. The same restrictions that apply to Covered Persons under this Policy also apply to their Family Members and Controlled Entities. Covered Persons are responsible for any actions of their Family Members and Controlled Entities and so are encouraged to review this Policy with them. This Policy does not, however, apply to personal securities Transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Page 2 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

2.4. All persons subject to this Policy have a duty to cooperate in the operation of this Policy. Compliance with this Policy is a condition of continued employment for all officers and employees of the Company. Failure to comply may result in disciplinary action, up to and including termination of employment.

3. Responsibility

3.1. The General Counsel will communicate the Policy to all in-scope parties and administer the preclearance process.

3.2. Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in Transactions in Company Securities while in possession of MNPI. Every Covered Person is responsible for compliance with this Policy and taking reasonable steps to prevent violations by the Covered Person or their Family Members or Controlled Entities of: (i) this Policy, (ii) insider trading laws and regulations applicable in the relevant jurisdictions and securities exchanges, and (iii) any other applicable Company policies, laws, and regulations. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, the General Counsel or any other officer, employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail.

4. Definitions

4.1. Blackout Periods. A specified period during which the Covered Persons of the Company are prohibited from Transactions in Company Securities. Blackout Periods are the Company’s internal policy which supplements the regulations and rules of the SEC and Nasdaq.

4.2. Company Securities. The Company’s American Depositary Shares and ordinary shares as well as options to purchase such shares and any other type of securities that the Company may issue, such as listed or unlisted preferred stock, debt issued by the Company including debentures and bonds, warrants, exchange-traded options, or other derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities.

4.3. Covered Persons. All Company directors, officers, employees, consultants, contractors, temporary staff, and any person specially designated by the Company.

4.4. Family Members. All family members of a Covered Person, including any spouse, minor children, other family members or anyone else living in the Covered Person’s household as well as family members who do not live in the Covered Person’s household but whose Transactions in Company Securities are directed by the Covered Person or subject to the Covered Person’s

Page 3 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

influence or control (such as the Covered Person’s parents or children who consult with the Covered Person before trading).

4.5. Controlled Entities. Any entities that any Covered Person or Family Member of a Covered Person influences or controls, including, without limitation, any entity for which the Covered Person or Family Member of a Covered Person exercises 30 percent or more of the voting power at general meetings or controls the majority of the board of directors. Such entities may include, but are not limited to, corporations, partnerships, limited liability companies, investment managers, estates of which a Covered Person or a Family Member of a Covered Person is an executor, trusts of which the Covered Person is a beneficiary or a trustee, or discretionary trusts of which the Covered Person or a Family Member of a Covered Person is a founder and can influence how the trustee exercises his discretion.

4.6. Conflict of Interest. A situation in which a conflict arises between a Covered Person’s personal interests (financial or otherwise) and the Company’s interests.

4.7. Material Non-Public Information. Information about the Company or its securities that is both material and non-public.

A. Material Information. Although there is no definitive definition of “material” under United States securities laws, information about a company or its securities should be considered material if a reasonable investor would consider the information important in deciding whether to buy, hold, or sell the security. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

• Financial results (including the types of financial information disclosed in our annual, interim, or quarterly reports);

• Financial forecasts, guidance, and projections;

• Information on the Company’s financial results or forecasts, guidance, or projections that departs from market expectations;

• Acquisitions or disposals of a significant amount of assets (e.g., where the value of the asset(s) represents 5% or more of total assets, revenue or profit of the Company, the consideration for the asset(s) represents

Page 4 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

5% or more of the total market capitalization of the Company);

• Regulatory communications, determinations, significant approvals and other regulatory actions;

• Strategic plans;

• Clinical trial results;

• Marketing plans;

• Significant product and research developments;

• Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns;

• Information that impacts regulatory timelines and milestones for Company products or lead candidates (e.g., manufacturing delays or quality problems);

• New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

• Significant cybersecurity incidents;

• Important personnel changes, including proposed or pending changes in Company Directors, executive officers, or senior management;

• Collaborations, potential or pending mergers, acquisitions, sale of Company assets, joint ventures, or tender offers;

• Significant related party transactions;

• Company restructuring, or impending bankruptcy or the existence of severe liquidity problems;

• Pending or threatened major litigation or settlement thereof;

• Significant borrowings or financings;

• Stock splits;

• A change in auditors or notification that the auditor’s reports may no longer be relied upon;

• Company repurchases of Company stock or dividends, including any change or proposed change in the Company’s policies or plans relating thereto;

• Dealings between the Company and a Company Director or a Company Director’s Family Members or Controlled Entities; and

• Defaults on borrowings or bankruptcies.

Page 5 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend trading in securities to which that information relates or assume that the information is material.

B. Non-Public Information.

• Information should be considered “non-public” if it has not been disseminated in a manner making it generally available to investors and the securities market. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.

• In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. As a result, Covered Persons must allow at least one (1) full trading day following public disclosure as a reasonable waiting period before such information is deemed to be public. For example, if the Company announces material information in a press release at 5:00 p.m. on Friday, and Nasdaq is open for trading on Monday, such information will be deemed to be public on Tuesday.

4.8. Transaction. Any trading or dealing in Company Securities. This includes:

A. Any sale, purchase, transfer, or exchange of or subscription for Company Securities, as well as bona fide gifts of Company Securities to persons or entities not subject to this Policy;

B. Any acquisition or disposal, including bona fide gifts to persons and entities who are not covered by this Policy, of the right to sell, purchase, transfer, exchange, or subscribe for Company Securities; or

C. Any agreement to do any of those things described in Section

Page 6 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

4.8.A or Section 4.8.B, either for yourself or as agent for another person.

For Company directors, including their Family Members and Controlled Entities, this includes any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of a pledge, charge or any other security interest in Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities, in each case whether or not for consideration or in accordance with an agreement.

The Transactions Covered Persons are permitted to engage in without restriction as specified in Section 5.3 are excluded from this definition.

4.9. Tip or Tipping. The unauthorized disclosure, directly or indirectly, of MNPI to any person who may trade while aware of such information. This includes recommending buying or selling Company Securities while you are aware of MNPI.

5. Policy

5.1. Prohibited Transactions and Actions. Covered Persons are prohibited from the following under this Policy:

▪ Entering into Transactions involving Company Securities while aware of MNPI;

▪ Entering into a Transaction involving Company Securities during any Blackout Period;

▪ Tipping of any MNPI to any person; and

▪ Trades in the securities of another company about which company or securities any Covered Person has learned MNPI through its business with the Company, including any of the Company’s customers, suppliers, development partners, or commercial partners, competitors or peers, until such MNPI becomes public or is no longer material.

5.2. Special Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of Transactions. Therefore, any persons covered by this Policy may not engage in any of the following Transactions, or should otherwise consider the Company’s preferences as described below:

▪ Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person

Page 7 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

▪ Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Company Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. (Short sales arising from certain types of hedging Transactions are governed by the paragraph below captioned “Hedging Transactions.”)

▪ Publicly-Traded Options: Given the relatively short term of publicly-traded options, Transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging Transactions are governed by the paragraph below captioned “Hedging Transactions.”)

▪ Hedging Transactions: Hedging or monetization Transactions can be accomplished through a number of different mechanisms designed to allow a Covered Person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds that are based on fluctuations of the Company Securities and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Company Securities.

▪ Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a Transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and, if the person is listed on Schedule I, such person should otherwise comply with the restrictions and procedures outlined in Section 7 under the heading “Preclearance Requirements.”

5.3. Permitted Transactions of Covered Persons. Covered Persons may engage in the following Transactions under this Policy, subject to the exceptions specified below. Please note, however,

Page 8 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

that Senior Covered Persons are required to comply with the pre-clearance and trading restriction requirements set forth in Section 7 with respect to these Transactions:

▪ Stock Option Exercises. Exercises of stock options awarded pursuant to a Company equity incentive plan or a Transaction in which a person elects to have the Company withhold shares subject to an option exercise to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option.

▪ Restricted Stock and Similar Awards. Vesting of restricted stock, the settlement of restricted stock units or similar awards, or a Transaction in which the Company sells shares on behalf of an employee or withholds shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. This Policy does apply, however, to any market sale of the Company Securities received upon such vesting.

▪ Employee Stock Purchase Plan. Periodic purchases that an employee has elected to make under a Company employee stock purchase plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

▪ 401(k) Plan. Purchases of Company Securities in the Company’s 401(k) plans as a result of periodic contributions made pursuant to a payroll deduction election. This Policy does apply, however, to certain elections you may make under such plans, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your plan accounts if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

▪ Other Similar Transactions: Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

▪ Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not Transactions subject to this Policy.

6. Trading Windows and Blackout Periods

6.1. Subject to the pre-clearance requirements of Section 7, Covered Persons may enter into Transactions involving Company Securities when they are not in possession of MNPI and during an open “Trading Window” (i.e., not during a Blackout Period).

6.2. Trading Windows. For all Covered Persons, the Trading Window opens at the start of each trading day that is at least one (1) full trading day following the public announcement of earnings for the immediately preceding period. The Trading Window closes on (i) January 1 and (ii) July 1

Page 9 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

of each year. Company employees and Company Directors will receive emails from the General Counsel regarding open trading windows.

6.3. Blackout Periods.

6.3.1 General Blackout Periods. Any period between open Trading Windows is a Blackout Period.

6.3.2 Event-Specific Blackout Periods. The Company also may identify blackout periods based on material events or developments involving the Company. The General Counsel will notify Covered Persons of any additional blackout periods during which they are prohibited from entering into Transactions involving Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal period that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical semi-annual Blackout Period. In these situations, the General Counsel may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. Covered Persons subject to such a Blackout Period, as well as their Family Members and Controlled Entities, may not trade even if there is an open Trading Window and may not disclose to others that such a Blackout Period has been designated. The Company will notify the Covered Persons when such a blackout period has ended.

6.3.3 Exceptions: Blackout Periods do not apply to those Transactions to which the Policy does not apply, as described in Section 5.3 under the heading “Permitted Transactions of Covered Persons.” Furthermore, Blackout Periods do not apply to Transactions conducted pursuant to approved Rule 10b5-1 Plans, as described under the heading of the Policy “Rule 10b5-1 Plans.”

7 Preclearance Requirements

7.1 Transactions Requiring Pre-Clearance. Transactions in Company Securities by the Senior Covered Persons (including Company Directors) must be submitted to the Company’s Chief Financial Officer as set forth below at least [one (1)] business days prior to the proposed transactions, and approved, even if these trades occur during open Trading Windows. To complete the preclearance process, participants first email the Company’s dedicated mailbox (pre-clearance@novabridge.com), notifying the Company of their intent to transact in the Company’s securities. The Chief Financial Officer may not engage in any Transaction in Company Securities without first obtaining pre-clearance in writing for such Transaction from the Chief Executive Officer. The participant should utilize the following template when submitting their request:

I, employee name (employee ID), am writing to request a nominee share sale referring to my ADSs held under the Vested Share Award.

Transaction details as below:

Page 10 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

Request Date & Time
Sale units (in ADS)
Order type

I confirm that I am not in possession of Material Non-Public Information. I agree to submit the online sale order with exact details matched with the approval result provided by NovaBridge Biosciences, if the order is approved/partially approved.

7.2 If approval is granted, the Senior Covered Person or Company Director has five (5) days from the preclearance approval date to execute the trade, and may be withdrawn if new MNPI arises. Such person must notify the Chief Financial Officer within one (1) business day of completion of the Transaction.

7.3 Exceptions: The pre-clearance request requirements in this Section 7 do not apply to Transactions conducted pursuant to approved Rule 10b5-1 Plans, as described under the heading of the Policy “Rule 10b5-1 Plans.”

Notwithstanding anything in this Section 7, each Senior Covered Person is individually responsible for ensuring all filings required by Section 16 of the Exchange Act (including Forms 3, 4 and 5) are accurately and timely filed with the SEC.

8 Rule 10B5-1 Plans

8.1 Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for Transactions in Company Securities that meets the conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

8.2 To comply with this Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the General Counsel, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least three business days prior to the consummation of such actions. The General Counsel may extend the amount of time to review a request for approval beyond five and three business days, respectively, in its sole discretion. The General Counsel is under no obligation to approve a Rule 10b5-1 Plan submitted for pre-clearance. No further pre-approval of Transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Page 11 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

8.3 A Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into, or modifying the plan is not aware of material nonpublic information about the Company or Company Securities and (ii) in the case of the Senior Covered Persons, during an open “Trading Window” as set forth in Section 6 to this Policy. Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of Transactions in advance (including by use of a formula) or delegate discretion on these matters to an independent third party in accordance with the requirements of Rule 10b5-1.

8.4 Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in a Form 20-F or 6-K that discloses the Company’s financial results for the fiscal period in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30-day cooling-off period is required.

8.5 A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

8.6 All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

9 Compliance and Consequences of Non-Compliance

9.1 Confidentiality. No director, officer, employee, consultant or agent of the Company may communicate any MNPI to anyone outside the Company under any circumstances unless approved by the Company’s General Counsel in advance, or to anyone within the Company other than on a need-to-know basis. No director, officer, employee, consultant or agent of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

Page 12 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

9.2 Responsibility To Comply with Laws and This Policy

A. Any Covered Person who violates this Policy or any laws or regulations governing insider trading or Tippingor knows of any such violation by any other Covered Person, must report the violation immediately to theGeneral Counsel. Upon learning of any such violation, theGeneral Counsel, in consultation, as necessary, with the Company’s external legal counsel, will determine whether the Company should disclose any MNPI or whether the Company should report the violation to the SEC or other appropriate governmental authority or securities exchange.

B. The consequences of insider trading or Tipping in violation of United States securities laws can be severe. Insider trading violations are pursued vigorously by the enforcement authorities. Punishment for insider trading violations could include significant fines and imprisonment. A person who Tips MNPI to another person who then trades on the basis of such information is subject to the same penalties as the person who traded, even if the “tipper” did not trade or profit from the other person’s trade. There is also potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Covered Persons.

C. If the Company determines that any Covered Person has violated this Policy, related standards, procedures or controls, applicable laws or regulations, or any Company policy, appropriate disciplinary measures will be taken, up to and including immediate termination of employment, to the extent permitted by applicable laws. The Company may also terminate consultants, contractors, and other non-employees for violation of this Policy.

D. Subject to applicable laws, the Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of any wrongdoing to governmental authorities.

E. This Policy continues to apply to Transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

10 Document Revision History

Revision #:	Effective Date:	Reason for Change:	Description of Changes
03	07-APRIL-2026	Annual updates	Clarification of certain definitions; clarification of permitted and prohibited Transactions

Page 13 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

11 Document(s) Replaced

POL-0019, Revision No. 2

12 Appendices

Every director, officer, employee, and agent of the Company must review this Policy, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the Chief Financial Officer of the Company within seven (7) days after receiving the request. Questions regarding this Policy should be directed to the General Counsel by e-mail at pre-clearance@novabridge.com.

Page 14 of NUMPAGES 2

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 03

Schedule I

• Wei Fu

• Emmett Cunningham

• Chun Kowk Alan Au

• Conor Chia-hung Yang

• Robert Lenz

• Xin Liu

• Ian Woo

• Xi-Yong (Sean) Fu

• Sean Cao

• Ming (Kyler) Lei

• Phillip Dennis

• Cong (Claire) Xu

• Hsueh Wen (Denny) Chu

• Liwei (Lorraine) Lin

• Xuqiong (Joanna) Wu

• Xiwen (July) Wu

• Adeline Zhang

• Xiaofan (Neo) Zhang

• Patricia LoRusso

• Ken Takeshita

• Accounting employees with the title of vice president or the Company’s equivalent or higher

• Investor relations employees that assist with earnings releases

• Employees that assist with preparing the SEC filings

• Any employees on the Company’s disclosure committee

• Any persons designated by the General Counsel

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